HARLEYSVILLE NATIONAL CORPORATION


                              FOR IMMEDIATE RELEASE
CONTACT:     Walter  E.  Daller  Jr.,  Chairman  and  CEO
PHONE:       215-256-8851  ext.  1201

                                 EARNINGS UP AT
                        HARLEYSVILLE NATIONAL CORPORATION

HARLEYSVILLE, PA (JULY 13, 2000)-Harleysville National Corporation (HNC) (NASDAQ:HNBC), announced record second quarter 2000 earnings of $6,307,000, a 3.4% increase over second quarter 1999 earnings of $6,098,000. Second quarter
2000 earnings included costs associated with the successful completion of the acquisition of Citizens Bank & Trust Co., a $130 million asset community bank, formerly headquartered in Palmerton. Net income for the first six months of 2000 was $12,352,000, a 6.0% increase over the $11,648,000 for the comparable period in 1999. The company's consolidated total assets were $1,853,030,000 at June 30, 2000, 13.0% above the June 30, 1999, level of $1,640,430,000.
            For the quarter ending June 30, 2000, basic and diluted earnings per share at $.71 were up 2.9% from $.69 in the second quarter of 1999. For the first six months of 2000, basic and diluted earnings per share of $1.40 were up 6.1% from the $1.32 in the comparable period last year.
     Return on equity, a key profitability ratio, was 16.9% compared to the second quarter of 1999 ratio of 16.4%. The year-to-date June 30, 2000, return on equity ratio was 16.6% compared to 15.6% in 1999.
     Walter E. Daller Jr., Chairman and CEO of HNC noted that, "We are especially pleased to report record earnings during a quarter that included the completion of an acquisition. For 24-consecutive years, HNC has reported increases in both earnings and dividends. We continue to focus on great customer service and innovations in our product line, such as the mutual funds and annuity products scheduled for introduction later this year."
     Total loans at June 30, 2000, of $1,175,347,000 was 13.8% higher than the June 30, 1999, balance of $1,032,961,000. Nonperforming assets, including nonaccrual loans, restructured loans and other real estate owned was 0.3% of total assets at both June 30, 2000, and June 30, 1999. Loans 90 days past due was .1% of total loans at June 30, 2000, and June 30, 1999.
     Providing  real life financial solutions, Harleysville National Corporation
(HNC) operates 39 banking offices in 10 counties throughout Eastern Pennsylvania through its three subsidiary banks-Harleysville National Bank and Trust Company, Citizens National Bank and Security National Bank. Investment Management and Trust Services are provided throughout the company by Harleysville National Bank and Trust Company. HNC has assets in excess of $1.8 billion and is one of the top 100 banks in the US (of more than 7,000) based on its 1999 Return on Equity of 17.10%


               HARLEYSVILLE  NATIONAL  CORPORATION

                                            SIX  MONTHS  ENDED
                                      ----------------------------
(Dollars  in  thousands,
 except per share data)                          JUNE 30
                                      ----------------------------
                                            2000         1999
                                         -----------  -----------
INCOME:
---------------------------------------
Net interest income . . . . . . . . . .  $   33,059   $   31,059
Net interest income after
  provision for loan losses . . . . . .      32,004       30,079
Other operating income. . . . . . . . .       5,511        5,105
Other operating expenses. . . . . . . .      22,576       19,815
Net income. . . . . . . . . . . . . . .      12,352       11,648


WEIGHTED AVERAGE NUMBER
  OF COMMON SHARES:
---------------------------------------
  Basic . . . . . . . . . . . . . . . .   8,835,873    8,831,877
  Diluted . . . . . . . . . . . . . . .   8,846,046    8,843,721

PER SHARE:
---------------------------------------
Net income:
  Basic . . . . . . . . . . . . . . . .        1.40         1.32
  Diluted . . . . . . . . . . . . . . .        1.40         1.32

Cash dividends paid . . . . . . . . . .        0.56         0.49

Book value. . . . . . . . . . . . . . .       17.20        17.38


PERIOD-END BALANCES:
---------------------------------------
Total assets. . . . . . . . . . . . . .  $1,853,030   $1,640,430
Loans . . . . . . . . . . . . . . . . .   1,175,347    1,032,961
Allowance for loan losses . . . . . . .      15,248       14,882
Deposits. . . . . . . . . . . . . . . .   1,443,134    1,283,818
Shareholders' equity. . . . . . . . . .     152,045      147,032


SELECTED RATIOS:
---------------------------------------
Return on average assets. . . . . . . .        1.37%        1.49%
Return on average shareholders' equity.       16.65%       15.60%
Primary capital ratio . . . . . . . . .        8.87%        9.66%


               HARLEYSVILLE NATIONAL CORPORATION

                                              THREE MONTHS ENDED
                                         -------------------------
(Dollars in thousands,. . . . . . . . .             JUNE 30
                                                  -----------
except per share data). . . . . . . . .        2000         1999
                                         -----------  -----------
INCOME:
---------------------------------------
Net interest income . . . . . . . . . .  $   16,716   $   15,961
Net interest income after
  provision for loan losses . . . . . .      16,167       15,471
Other operating income. . . . . . . . .       2,857        2,653
Other operating expenses. . . . . . . .      11,647       10,002
Net income. . . . . . . . . . . . . . .       6,307        6,098


WEIGHTED AVERAGE NUMBER
  OF COMMON SHARES:
---------------------------------------
  Basic . . . . . . . . . . . . . . . .   8,836,268    8,832,237
  Diluted . . . . . . . . . . . . . . .   8,846,441    8,844,081

PER SHARE:
---------------------------------------
Net income:
  Basic . . . . . . . . . . . . . . . .        0.71         0.69
  Diluted . . . . . . . . . . . . . . .        0.71         0.69

Cash dividends paid . . . . . . . . . .        0.28         0.25


SELECTED RATIOS:
---------------------------------------
Return on average assets. . . . . . . .        1.39%        1.53%
Return on average shareholders' equity.       16.93%       16.35%